Technology Development Agreement

Project Name: Qunle Xuyuan Tablet (Tentative)
Party A: Harbin Humankind Biology Technology Co., Limited
Party B: Shenyang Pharmaceutical University
Date of Signing: April 9, 2010
Place of Signing: Harbin
Valid Period: from April 2010 to March 2013

Party A: Harbin Humankind Biology Technology Co., Limited
Legal Representative: Kai Sun
Contact Person: Xiaobing Yang
Party B: Shenyang Pharmaceutical University
Legal Representative:
Contact Person: Gang Wu

Party A entrusts Party B to develop Qunle Xuyuan Tablet (Tentative) and apply for registration on behalf of Party A. With the function of improving hypoxia tolerance, Qunle Xuyuan Tablet is made from Ginkgo Leaf, Gynostemma Pentaphyllum, Puerariae Extract, Panax Quinquefolius, Mint, Cinnamomum Cassia and Amomum Cardamomum etc. Party A shall pay Party B fees and compensations incurred during technology development and registration. Party B accepts the contract and shall undertake to conduct the technology development and apply for registration. Based on mutual negotiation, the parties hereby enter into this agreement (“Agreement”) according to People’s Republic of China Contract Law. Both parties shall abide by the terms in this Agreement.

I. The requirements of entrusted program in this Agreement are as follows:
1.	Objective: Obtain Certificate of Approval for Domestic Health Food issued by State Food and Drug Administration (“SFDA”).
2.
Technology includes technology documents preparation and application related to product processing, all tests items and application for registration; other documents helpful for product review;  and other work related to this project such as on site review of sample product test, random test and review of samples, etc.

3.
Technology development is based on current Health Food Registration Management Regulation, Health Food Registration Application Guide, Health Food Registration Application Project Requirements, Health Food Inspection and Evaluation Technology Norm.

II  Party B shall render project plan to Party A within 30 days after this Agreement is taken into effect. The project shall include the following:
1.	Development object, development content, development regulations, test method and the progress of development.
2.	Contractor companies and principle technology staffs.

III  Party B shall conduct technology development work based on the following schedule:
1.
Since the date when Party A pays fees according to Item V, Party B shall complete sample processing and documents preparation of all testing items and application, apply for registration and obtain Notice of Acceptance within 15 months.

2.
Since the date when Party A pays fees according to Item V, Party B shall obtain Certificate of Approval for Domestic Health Food issued by SFDA within 36 months. If the certificate could be not obtained not for Party B’s reasons, Party A could make the extension accordingly.

IV Party A shall cooperate with Party B to provide naming of health food based on health food naming regulation. Party A shall provide documents required by Health Food Registration Requirements and copies of Trademark registration.

V Party A shall pay fees and compensations according to following method:
1.	All fees and compensations are projected to be RMB 2 million.
2.	The expense shall be paid to Party B by Party A at one time. When the project is completed, Party A shall make the settlement according to the actual amount arise from the project development.

VI  The fees in this Agreement are used for specified purposes by Party B. Party A has the rights to inspect work progress and expenses of Party B by the way of telephone inquiry or professionals. However, the inspection of Party A shall not affect normal work of Party B.

VII  Both parties must negotiate for any changes about this Agreement. Any amendment to this Agreement must be in written form. If necessary, one party could ask for changes for the Agreement to the other party, which shall respond within 7 days. If the other party does not respond within 7 days, it's deemed that the other party agrees with the changes.

VIII  Party B could not sub-contract part of project or the entire project to the third party without the consent of Party A. If Party B provides the findings according to agreement, however, Party A refuses and does not give reasons within 6 months, Party B will determine that Party A abandon the findings. In that case, Party B could transfer the approval certificate and technology to the third party. Meanwhile, Party B shall repay to Party A the fees paid by Party A before and hold the remainder itself.

IX  If one Party finds any risk and the risk will result in failure of this project or part of this project, it shall inform the other Party within 7 days and take measures to reduce loss. If one Party does not inform within 7 days and does not take measures to increase loss, it shall assume the loss.

X  If the Technology in this Agreement has been publicized by other party including by the way of patent, one Party shall inform the other Party to terminate the agreement within 7 days. If the Party does not inform within 7 days and cause loss to the other Party, the other Party shall have the right to claim for the loss.

XI  Both Parties agree to the following confidential terms:
Party A:
1.	Confidential contents (including technology and operation information): all technology information related to this project.
2.	Applicable to: Senior management and the management responsible for this project.

3.	Period: permanent keep confidential since this Agreement is taken into effect.
4.	Liabilities for revelation: compensate the loss to Party B for revealing the confidential information.

Party B:
1.	Confidential contents (including technology and operation information): all technology information and operation information of Party A related to this project.
2.	Applicable to: technology staff and all management involve in this project.
3.	Period: permanent keep confidential since this Agreement is taken into effect.
4.	Liabilities for revelation: compensate the loss to Party A for revealing the confidential information.

XII Party B shall provide to Party A the application findings in the following methods:
Method and quantity: Party B shall provide to Party A with health food registration application technology documents, National Health Food Approval Certificate and original test report.

XIII Both parties agree to inspect the application findings of Party B according to the following standard: completeness and standard of technology documents, which shall confirm to technology requirements of the governing authorities and pass the inspection of professionals group; obtain Certificate of Approval for Domestic Health Food .

XIV Party B shall guarantee that its research findings for Party A will not impair rights of any third parties. If any third party claims any piracy to technology, Party B shall assume the loss and Party A has the rights to ask Party B to pay the loss.

XV Both parties agree that the research findings of this Agreement and the intellectual property belong to Party A.
The special clause for the ownership of intellectual property: if Party A has the intent to transfer patent application right, Party B has the first refusal rights with the equal conditions.

XVI Party B is forbidden to transfer the research findings to third party before or after it renders the research findings to Party A.

XVII After obtain the consent of Party A, the R&D staffs of Party B have the rights to indicate in technology findings documents they are the persons to complete the work and obtain honorable certificates and awards.

XVIII  Both parties agree that Party A has the rights to make subsequent improvement to the research findings provided by Party B. Party A shall have the findings of the material or innovative new technology and the ownership. The related benefits will belong to Party A.

XIX  Both parties agree to appoint contact person respectively who will assume the following responsibilities:
1.	Communication and coordination; inform and know about the progress of the project;
2.	Any issues arising during the tern of the agreement must be reported to its management in time and inform the other party.
If one party changes its contact person, it shall inform the other party in written form and shall assume the responsibilities if it does not inform the other party in time and affect agreement execution or cause loss.

XX  Both parties agree if the following case to cause the contract execution is not necessary or not possible, one party could inform the other party to terminate the Agreement:

1.
If this Agreement is not necessary or not possible to execute for the reason of force majeure, both parties could terminate the Agreement. If agreement termination is because of force majeure, neither of both parties will be responsible for the termination. Both parties shall negotiate for loss allocation. The scope of force majeure includes (1) natural disaster; (2) government behavior, referring to after the Agreement is signed, new law and regulation promulgated by government or changes in policies and technology requirements cause this Agreement not to be executed. (3) Social factors, such as strike, riot and war etc.

2.
If the Agreement is not executed because the technology in this Agreement is opened to public by others, the parties could terminate the Agreement. The laws only give the parties a right to terminate the Agreement but not an obligation. In this case, neither of both parties will be responsible for the termination. Both parties shall negotiate for the loss allocation.

3.
If Party B does not complete the work according to current regulations and technology requirements and cause the project not to be issued the Certificate of Approval for Domestic Health Food (except force majeure), Party A reserves the rights to terminate this Agreement. In this case, Party B shall pay back the fees provide by Party A before.

4.	Other conditions according to Laws and Regulations.

XXI Any Disputes about this Agreement, both parties need to negotiate to solve the disputes. If the issues can not be solved by negotiation, it will be solved according to the following first (1) method:
1.	Apply for arbitration to local arbitration committee;
2.	Claim to court.

XXII Miscellaneous
1.
Party B is responsible for application according to current Law, Regulation, Rule and Technology Standard and Requirements. If Party B is required to amend and improve technology documents, it shall complete within the specified period. If the amendment or improvements is within the requirements of this Agreement, Party A will not pay any more fees.

2.	Both parties agree that Party A will be the applicant to apply the Certificate of Approval for Domestic Health Food.
3.
If there is any issues not covered in this Agreement or any need to modify, add and amend the Agreement, both parties will shall negotiate to sign additional agreement which is with the equal legal effect with this Agreement.

XXIII This Agreement is executed in two copies, each with the equal legal effect.

XXIV This Agreement is taken into effect after both parties sign on it and seal it.
(There are twenty-four articles in total in this Agreement.)

Party A: Harbin Humankind Biology Technology Co., Limited (Seal)
Legal Representative/Agent: /s/ Kai Sun
April 9, 2010

Contactor Acceptor (Party B): Shenyang Pharmaceutical University (Seal)
Legal Representative/Agent: /s/ Gang Wu
April 9, 2010